Exhibit 5.1

Letterhead of Willkie Farr & Gallagher LLP

December 4, 2020

Clovis Oncology, Inc.

5500 Flatiron Parkway, Suite 100

Boulder, Colorado 80301

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Clovis Oncology, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) on December 4, 2020, relating to the registration of the offer and sale from time to time by the selling stockholders named therein (the “Selling Stockholders”) of up to 10,141,091 shares of common stock, par value $0.001 per share, of the Company (the “Note Conversion Shares”) issuable upon the conversion of up to $57,500,000 aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2024 (the “Notes”) held by the Selling Stockholders. The Notes were issued pursuant to that certain Indenture, dated as of November 17, 2020, between the Company and The Bank of New York Mellon Trust Company, N.A, as trustee (the “Indenture”).

We have examined copies of the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, the Amended and Restated Bylaws of the Company, as currently in effect, the Indenture, the Registration Statement, all relevant resolutions adopted by the Company’s Board of Directors and committees thereof, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iii) the capacity of natural persons.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Note Conversion Shares have been duly authorized and reserved for issuance and, when issued upon conversion in accordance with the terms of the Notes and the Indenture and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the converting holder, will be validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

We hereby consent to the filing of this opinion as an exhibit 5 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP